Exhibit 99.1

Ultralife Corporation Reports First Quarter Results

NEWARK, N.Y. – May 9, 2025 -- Ultralife Corporation (NASDAQ: ULBI) reported operating results for the first quarter ended March 31, 2025 with the following highlights:

●	Sales of $50.7 million compared to $41.9 million for the 2024 first quarter, including a 32.4% increase for Batteries & Energy Products and a 36.2% decrease in Communications Systems sales
●	Gross profit of $12.7 million, or 25.1% of revenue, compared to $11.5 million, or 27.4% of revenue, for the 2024 first quarter
●	Operating income of $3.4 million, including one-time non-recurring costs and purchase accounting adjustments of $0.4 million, compared to $4.1 million for the 2024 first quarter
●	GAAP EPS of $0.11 compared to $0.18 for the 2024 first quarter
●	Adjusted EBITDA of $5.4 million compared to $5.2 million for the 2024 first quarter
●	Backlog with high confidence orders of $95.0 million compared to $102.2 million exiting the fourth quarter of 2024

“We delivered a strong first quarter with a 21% revenue increase year over year. Robust organic growth in our Battery & Energy Products government/defense sales, coupled with the contribution of Electrochem, compensated for continued delays in the timing of expected larger orders for our Communications Systems segment. We remained focused on improving gross margin, achieving a 90-basis point sequential increase and a 7% inventory reduction, which freed up cash for strategic capital investments. Integration of our Electrochem acquisition continues to progress well, positioning us to capture manufacturing cost efficiencies and savings through U.S.-based vertical integration,” said Mike Manna, President and Chief Executive Officer. “We are actively implementing our tariff mitigation plan to manage the operational impact of tariffs across our supply chains. Our plan includes tariff surcharges, adjusting inventory movements, and reviewing sourcing and manufacturing locations.”

Mr. Manna concluded, “We are confident in our ability to deliver and sustain profitable growth, generating incremental cash flow to reduce acquisition-related debt, and continuing to invest in strategic product development. Our strong backlog replenishment this quarter, combined with a growing pipeline of innovative products targeting high-growth markets, positions us to scale efficiently and capitalize on market demand. With enhanced sales and marketing leadership in place, we’re accelerating organic growth and maximizing the value of our global brand and resources.”

First Quarter 2025 Financial Results

Revenue was $50.7 million, an increase of $8.8 million, or 21.0%, as compared to revenue of $41.9 million for the first quarter of 2024. Battery & Energy Products sales increased 32.4% to $46.3 million compared to $35.0 million last year reflecting the inclusion of Electrochem Solutions, Inc. (“Electrochem”) and organic growth of 10.6%. The organic growth was primarily driven by a 53.6% increase in government/defense sales, partially offset by a 12.3% decrease in medical battery sales. Communications Systems sales decreased by 36.2% to $4.4 million compared to $6.9 million for the same period last year, primarily attributable to shipments in the prior year of integrated systems of amplifiers and radio vehicle mounts to a major international defense contractor. Our total backlog and high-confidence orders exiting the first quarter was $95.0 million compared to $102.2 million reported for the fourth quarter of 2024, indicative of the strong replenishment rate.

Gross profit was $12.7 million, or 25.1% of revenue, compared to $11.5 million, or 27.4% of revenue, for the same quarter a year ago. Battery & Energy Products gross margin was 24.7%, compared to 25.7% last year, primarily due to product mix. Communications Systems gross margin was 29.5% compared to 35.8% last year, primarily due to lower factory volume and product mix.

Operating expenses were $9.3 million, compared to $7.4 million for the 2024 first quarter, reflecting the inclusion of Electrochem, a 24.0% increase in new product development costs related to continued investment in our product offering, and one-time, non-recurring expenses. Operating expenses were 18.4% of revenue compared to 17.7% of revenue for the year-earlier period.

Operating income was $3.4 million compared to $4.1 million last year. Driven by the 36.2% decline in Communications Systems sales and non-recurring costs, operating margin decreased to 6.7% compared to 9.7% last year.

Net income attributable to Ultralife Corporation was $1.9 million or $0.11 per diluted share on a GAAP basis, compared to $2.9 million or $0.18 per diluted share for the first quarter of 2024. Adjusted EPS was $0.13 on a diluted basis for the first quarter of 2025, compared to $0.21 for the 2024 period. Adjusted EPS excludes the provision for deferred taxes which primarily represents non-cash charges for U.S. taxes which we expect will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $5.4 million for the first quarter of 2025, or 10.7% of sales, compared to $5.2 million, or 12.5% of sales, for the year-earlier period. On a trailing twelve-month basis, adjusted EBITDA was $16.7 million or 9.6% of sales.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation and adjusted EPS to EPS.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its first quarter earnings conference call today at 10:00 AM ET.

To ensure a fast and reliable connection to our investor conference call, we now require participants dialing in by phone to register using the following link prior to the call: https://register-conf.media-server.com/register/BI00ee37974c5b4cbc86cd1d7ef099d998. This will eliminate the need to speak with an operator. Once registered, dial-in information will be provided along with a personal identification number. Should you register early and misplace your details, you can simply click back on this same link at any time to register and view this information again. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include uncertain global economic conditions including the impact of tariffs and inflation, reductions in revenues from key customers, delays or reductions in U.S. and foreign military spending, acceptance of our new products on a global basis, and disruptions, delays or material price increases in our supply of raw materials and components due to business conditions, new or additional tariffs, global conflicts, weather or other factors not under our control. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS

	March 31, 2025	December 31, 2024
Current Assets:
Cash	$8,719	$6,854
Trade Accounts Receivable, Net	36,061	29,370
Inventories, Net	47,853	51,363
Prepaid Expenses and Other Current Assets	8,836	9,573
Total Current Assets	101,469	97,160

Property, Plant and Equipment, Net	40,277	40,485
Goodwill	45,141	45,006
Other Intangible Assets, Net	24,185	24,557
Deferred Income Taxes, Net	8,020	8,413
Other Non-Current Assets	4,661	4,830
Total Assets	$223,753	$220,451

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$16,617	$14,160
Current Portion of Long-Term Debt	3,094	2,750
Accrued Compensation and Related Benefits	3,207	2,911
Accrued Expenses and Other Current Liabilities	8,578	9,470
Total Current Liabilities	31,496	29,291
Long-Term Debt, Net	50,510	51,502
Deferred Income Taxes, Net	1,413	1,443
Other Non-Current Liabilities	3,730	4,028
Total Liabilities	87,149	86,264

Shareholders' Equity:
Common Stock	2,107	2,107
Capital in Excess of Par Value	192,055	191,828
Accumulated Deficit	(32,577)	(34,442)
Accumulated Other Comprehensive Loss	(3,695)	(4,006)
Treasury Stock	(21,492)	(21,492)
Total Ultralife Equity	136,398	133,995
Non-Controlling Interest	206	192
Total Shareholders’ Equity	136,604	134,187

Total Liabilities and Shareholders' Equity	$223,753	$220,451

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	March 31,	March 31,
	2025	2024
Revenues:
Battery & Energy Products	$46,321	$34,989
Communications Systems	4,425	6,938
Total Revenues	50,746	41,927

Cost of Products Sold:
Battery & Energy Products	34,881	26,003
Communications Systems	3,120	4,454
Total Cost of Products Sold	38,001	30,457

Gross Profit	12,745	11,470

Operating Expenses:
Research and Development	2,404	1,756
Selling, General and Administrative	6,942	5,651
Total Operating Expenses	9,346	7,407

Operating Income	3,399	4,063

Other Expense	953	456
Income Before Income Tax Provision	2,446	3,607

Income Tax Provision	567	703

Net Income	1,879	2,904

Net Income Attributable to Non-Controlling Interest	(14)	(13)

Net Income Attributable to Ultralife Corporation	$1,865	$2,891

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$0.11	$0.18

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$0.11	$0.18

Weighted Average Shares Outstanding – Basic	16,633	16,396

Weighted Average Shares Outstanding – Diluted	16,680	16,518

Non-GAAP Financial Measures

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended
	March 31, 2025	March 31, 2024

Net Income Attributable to Ultralife Corporation	$1,865	$2,891
Adjustments:
Interest Expense, Net	1,032	520
Income Tax Provision	567	703
Depreciation Expense	950	740
Amortization of Intangible Assets	405	228
Stock-Based Compensation Expense	227	161
Severance Costs for Plant Closure	150	-
Acquisition and Other Non-Recurring Costs	192	-
Non-Cash Purchase Accounting Adjustment	60	-
Adjusted EBITDA	$5,448	$5,243

Adjusted Earnings Per Share

In evaluating our business, we consider and use Adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance in addition to GAAP financial measures. We define Adjusted EPS as net income attributable to Ultralife Corporation excluding the provision for deferred taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that we expect will be offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile Adjusted EPS to EPS, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on Adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EPS to EPS and net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	March 31, 2025			March 31, 2024
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$1,865	$0.11	$0.11	$2,891	$0.18	$0.18
Deferred Tax Provision	344	.02	.02	650	0.04	0.03
Adjusted Net Income	$2,209	$.13	$.13	$3,541	$0.22	$0.21

Weighted Average Shares Outstanding		16,633	16,680		16,396	16,518

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
Alliance Advisors IR
Jody Burfening/Alex Villalta
(212) 838-3777

avillalta@allianceadvisors.com